Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — AUGUST 11, 2017

SKYLINE REPORTS FOURTH QUARTER AND YEAR-END RESULTS

For the fourth quarter of fiscal 2017, Skyline Corporation (NYSE American: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $59,462,000, an increase of 5.0% over net sales of $56,651,000 from continuing operations in the year ago quarter. In June 2016, Skyline commenced operation of a leased facility in Elkhart, Indiana which contributed $415,000 of net sales and incurred a loss of $478,000 in the current quarter.

•	Income from continuing operations of $2,303,000 as compared to income of $1,534,000 from continuing operations in the fourth quarter of fiscal 2016. Included in current year income is a $1,280,000 net gain on the sale of property, plant and equipment.

•	No income or loss from discontinued operations as compared to a loss of $208,000 from discontinued operations in the fourth quarter of fiscal 2016.

•	Net income of $2,303,000 or $0.27 per share as compared to a net income of $1,326,000 or $0.16 per share in the fourth quarter of fiscal 2016.

For fiscal 2017, the Corporation reported the following results:

•	Net sales from continuing operations of $236,504,000, an increase of 11.7% over net sales of $211,774,000 from continuing operations in the prior year. Net sales attributable to the Elkhart facility during this period were $10,969,000 while losses at the Elkhart operations were $2,083,000.

•	Income from continuing operations of $5,000 as compared to income of $1,873,000 from continuing operations in fiscal 2016. Included in current year income from continuing operations is a $1,280,000 gain on the sale of property, plant and equipment.

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI

•	No income or loss from discontinued operations as compared to a loss of $195,000 from discontinued operations in fiscal 2016.

•	Net income of $5,000 or $0.00 per share as compared to a net income of $1,678,000 or $0.20 per share in the fiscal 2016.

“We are pleased to have returned to profitability in the fourth quarter, but our operating and financial performance continued to be adversely impacted by the Elkhart and Mansfield facilities.” said CEO Richard Florea. “With those closures behind us we are focusing our resources on driving profitable sales in our core business. We are encouraged by the overall demand for our products and manufactured housing in general.”

Forward-Looking Statements

Information contained in this press release contains “forward-looking statements,” including but not limited to statements related to the suspension of operations at the Elkhart and Mansfield facilities and the effects of such action, which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, possible adverse consequences to the Corporation in connection with the suspension of operations at the facility, general business and economic conditions, and other factors, risks, and uncertainties contained in the Corporation’s other filings with the Securities and Exchange Commission. For a further list and description of such risks, see the reports and other filings made by the Corporation with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended May 31, 2017. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Skyline Corporation and Subsidiary Companies

Consolidated Balance Sheets

(Dollars in thousands)

	May 31, 2017	May 31, 2016
Current Assets:
Cash	$11,384	$7,659
Accounts receivable	12,751	15,153
Inventories	12,233	11,381
Workers’ compensation security deposit	371	1,294
Other current assets	563	331

Total Current Assets	37,302	35,818

Property, Plant and Equipment, at Cost:
Land	2,965	2,996
Buildings and improvements	35,368	36,624
Machinery and equipment	16,364	16,977

	54,697	56,597
Less accumulated depreciation	43,721	44,952

	10,976	11,645
Other Assets	7,366	7,515

Total Assets	$55,644	$54,978

Current Liabilities:
Accounts payable, trade	$3,861	$3,921
Accrued salaries and wages	3,530	3,557
Accrued marketing programs	1,986	1,767
Accrued warranty	4,757	4,817
Customer deposits	1,880	1,521
Other accrued liabilities	2,371	2,448

Total Current Liabilities	18,385	18,031

Long-Term Liabilities:
Deferred compensation expense	4,848	5,002
Accrued warranty	2,800	2,500
Life insurance loans	4,312	4,312

Total Long-Term Liabilities	11,960	11,814

Shareholders’ Equity:
Common stock, $.0277 par value, 15,000,000 shares authorized; issued 11,217,144 shares	312	312
Additional paid-in capital	5,171	5,010
Retained earnings	85,560	85,555
Treasury stock, at cost, 2,825,900 shares	(65,744)	(65,744)

Total Shareholders’ Equity	25,299	25,133

Total Liabilities and Shareholders’ Equity	$55,644	$54,978

Skyline Corporation and Subsidiary Companies

Consolidated Statements of Operations

For the Three-Months and Years Ended May 31, 2017 and 2016

(Dollars in thousands, except share and per share amounts)

	Three-Months Ended		Years Ended
	2017	2016	2017	2016
	(Unaudited)
OPERATIONS
Net sales	$59,462	$56,651	$236,504	$211,774
Cost of sales	52,514	50,018	214,527	188,461

Gross profit	6,948	6,633	21,977	23,313
Selling and administrative expenses	5,838	5,015	22,908	21,120
Net gain on sale of property, plant and equipment	1,280	—	1,280	—

Operating income	2,390	1,618	349	2,193
Interest expense	(87)	(84)	(344)	(320)

Income from continuing operations
before income taxes	2,303	1,534	5	1,873
Income tax expense	—	—	—	—

Income from continuing operations	2,303	1,534	5	1,873
Loss from discontinued operations, net of taxes	—	(208)	—	(195)

Net income	$2,303	$1,326	$5	$1,678

Basic and diluted income per share	$.27	$.16	$.00	$.20

Basic and diluted income per share from continuing operations	$.27	$.18	$.00	$.22

Basic and diluted loss per share from discontinued operations	$.00	$(.02)	$.00	$(.02)

Weighted average number of common shares outstanding:
Basic	8,391,244	8,391,244	8,391,244	8,391,244

Diluted	8,473,521	8,472,601	8,512,374	8,391,244